SABW Draft
10/4/2004

Cullen Funds Trust
Cullen High Dividend Equity Fund
Class C Shares

DISTRIBUTION PLAN
(12b-1 Plan)

The following Distribution Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by Cullen Funds Trust (the "Trust"), a Delaware statutory trust, on behalf of Cullen High Dividend Equity Fund (the “Fund”), a series of the Trust, with respect to the Class C shares of the Fund. The Plan has been approved by a majority of the Trust's Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of the Fund and its Class C shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its Class C shareholders.

The Trust is a statutory trust organized under the laws of the State of Delaware, is authorized to issue different series and classes of securities, and is an open-end management investment company registered under the Act. Quasar Distributors, LLC  (the "Distributor") is the principal underwriter and distributor for the shares of the Fund, including Class C shares of the Fund, pursuant to the Distribution Agreement between the Distributor and the Trust on behalf of the Fund (the "Distribution Agreement").

The provisions of the Plan are as follows:

1.  PAYMENTS BY CLASS C OF THE FUND TO PROMOTE THE SALE OF CLASS C FUND SHARES

(a) In consideration for the services provided and the expenses incurred by the [the principal underwriter of the Class C shares (the “Distributor”)] [the Distributor pursuant to the Distribution Agreement], all with respect to Class C shares, the Trust shall pay to the Distributor, out of the assets of Class C, a fee in connection with distribution-related services of up to 0.75% on an annualized basis of the average daily net assets of such Class, as may be determined by the Trust's Board of Trustees or agreed by the Distributor from time to time.

(b) In addition to the amounts described in (a) above, the Trust shall pay, out of the assets of Class C, (i) to the Distributor for payment to dealers or others, or (ii) directly to others, an amount of up to 0.25% on an annualized basis of the average daily net assets of such Class, as may be determined by the Trust’s Board of Trustees from time to time, as a service fee pursuant to dealer or servicing agreements which have been approved from time to time by vote of a majority of the Trust’s Board of Trustees and of the Disinterested Trustees.

2.              USE OF PAYMENTS

(a) The Distributor shall use the monies paid to it pursuant to paragraph l (a) above to assist in the distribution and promotion of Class C shares. Payments made to the Distributor under the Plan may be used for, among other things, printing and distribution of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements and other distribution-related expenses, including a pro-rated portion of the compensation related to sales and marketing personnel, and other overhead expenses of the Distributor attributable to the distribution of Class C shares, as well as for additional distribution fees paid to securities dealers and others, who have executed agreements with the Trust or the Distributor, the forms of which have been approved from time to time by vote of a majority of the Trust’s Board of Trustees and of the Disinterested Trustees. In addition, such fees may be used to pay for advancing the commission costs to dealers or others with respect to the sale of Class C shares.

(b) The monies to be paid pursuant to paragraph 1(b) above shall be used to pay dealers or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; confirming that customers have received the Prospectus and Statement of Additional Information, if applicable; assisting customers in maintaining proper records with the Trust; answering questions relating to their respective accounts; and aiding in maintaining the investment of their respective customers in Class C. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, the form of which has been approved from time to time by vote of a majority of the Trust’s Board of Trustees, and of the Disinterested Trustees.

3.  QUARTERLY REPORTS

The Distributor shall report to the Trust at least quareterly on the amount and the use of the monies paid to it under paragraph 1(a) above. In addition, the Distributor and others shall inform the Trust quarterly and in writing of the amounts paid under paragraph 1(b) above; both the Distributor and any others receiving fees under the Plan shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan with respect to Class C and the use thereof by the Distributor and others in order to enable the Board to make an informed determination of the amount of the Trust's payments and whether the Plan should be continued with respect to Class C.

The Officers of the Trust shall provide to the Board of Trustees, and the Trustees shall review, at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.  EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective as if the date Class C shares are first offered upon approval by the vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 Agreement, may be terminated at any time, without penalty, on not more than sixty (60) days’ written notice by a majority of the outstanding voting securities of Class C, or by vote of a majority of the Disinterested Trustees.

5.  SELECTION OF DISINTERESTED TRUSTEES

During the period in which the Plan is effective, the selection and nomination of the those Trustees who are Disinterested Trustees of the Trust shall be committed to the discretion of the Disinterested Trustees.

6..  FUND GOVERNANCE STANDARDS

During the period in which the Plan is effective, the Board of Trustees shall comply with the definition of fund governance standards as defined in Rule 0-1(a)(7) under the Act.

7.  AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Disinterested Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended hereunder without approval by vote of a majority of the outstanding voting securities of Class C.

8.  RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 2 for a period of not less than six years from the date of the Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

9.  CLASS C OBLIGATIONS

Consistent with the limitation of shareholder liability as set forth in the Trust's Declaration of Trust, any obligation assumed by Class C of the Fund pursuant to this Plan and any agreement related to this Plan shall be limited in all cases to Class C of the Fund and its assets and shall not constitute an obligation of any shareholder of the Trust or of any other class of the Fund, any other series of the Trust or any other class of such series.